PROSPECTUS SUPPLEMENT To Prospectus dated November 27, 2007	Filed pursuant to Rule 424(b)(5) Registration File No. 333-146392

PALATIN TECHNOLOGIES, INC.

9,484,848 Shares of Common Stock

Warrants to Purchase 3,319,697 Shares of Common Stock

        We are offering up to 9,484,848 shares of our common stock and warrants to purchase up to 3,319,697 shares of our common stock. Of the 12,804,545 shares of our common stock, 9,484,848 shares are to be issued directly to the purchasers at the closing of the offering and the remaining 3,319,697 are issuable upon exercise of the warrants. The common stock and warrants will be sold in units, with each unit consisting of one share of common stock and a warrant exercisable for 0.35 shares of our common stock. Each unit will be sold at a negotiated price of $0.33 per unit. Units will not be issued or certificated. The shares of common stock and warrants are immediately separable and will be issued separately. The warrants are exercisable immediately upon issuance and expire five years from the date of issuance. For a more detailed description of our common stock and warrants, see the section entitled “Description of the Securities We are Offering” beginning on page S-21 of this prospectus supplement.

        Our common stock is quoted on the NYSE Amex under the symbol PTN. On August 11, 2009, the closing price of the common stock was $0.33. As of August 7, 2009, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $32,026,480, based on 86,670,401 shares of outstanding common stock, of which 86,558,055 shares were held by non-affiliates, and a per share price of $0.37 based on the closing sale price of our common stock on that date. We have not offered any securities during the period of 12 calendar months immediately prior to, and including, the date of this prospectus supplement pursuant to General Instruction I.B.6. of Form S-3.

        We have retained Rodman & Renshaw, LLC to act as our exclusive placement agent in connection with the arrangement of this transaction. We have agreed to pay the placement agent the placement agent fees set forth in the table below, which assumes that we sell all of the units we are offering. We have also agreed to issue the placement agent or its designees warrants to purchase common stock and to reimburse the placement agent for certain of its expenses as described under “Plan of Distribution” in this prospectus supplement. The placement agent is not required to arrange for the sale of any specific number of units or dollar amount but will use its reasonable best efforts to arrange for the sale of all of the units.

        Investing in our securities involves a high degree of risk. You should purchase these units only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page S-7 of this prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Unit	Maximum Offering Amount
Public offering price	$ 0.33	$ 3,130,000
Placement agent fees	$ 0.02	$ 187,800
Proceeds to us, before expenses	$ 0.31	$ 2,942,200

        We estimate the total expenses of this offering, excluding the placement agent fees, will be approximately $130,000. Because there is no minimum offering amount required as a condition to closing in this offering, the actual offering amount, the placement agent fees and net proceeds to us, if any, in this offering may be substantially less than the maximum offering amounts set forth above.

Delivery of the common stock and warrants will be made on or about August 17, 2009.

Rodman & Renshaw, LLC

        The date of this prospectus supplement is August 12, 2009

Prospectus Supplement

Prospectus

        You should rely only on the information contained in this prospectus supplement, the accompanying prospectus or information incorporated by reference herein. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

        This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission (the SEC) utilizing a “shelf” registration process. Under this shelf registration process, we are offering to sell our common stock and warrants to purchase our common stock, which we refer herein collectively as the securities, using this prospectus supplement and the accompanying prospectus. In this prospectus supplement, we provide you with specific information about the securities that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our securities being offered and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Incorporation of Information by Reference” on page S-26 of this prospectus supplement and page 9 of the accompanying prospectus before investing in our securities.

        Unless we have indicated otherwise or the context otherwise requires references in the prospectus supplement and the accompanying prospectus to “Palatin,” the “Company,” “we,” “us” and “our” or similar terms are to Palatin Technologies, Inc. and its subsidiary.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights certain information appearing elsewhere in this prospectus supplement and in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information you should consider prior to investing. After you read this summary, you should read and consider carefully the more detailed information and financial statements and related notes that we include in and/or incorporate by reference into this prospectus supplement and the accompanying prospectus, especially the section entitled “Risk Factors.” If you invest in our securities, you are assuming a high degree of risk.

Overview

        We are a biopharmaceutical company dedicated to the development of peptide, peptide mimetic and small molecule agonist compounds with a focus on melanocortin and natriuretic peptide receptor systems. We have a diverse pipeline of active development programs targeting melanocortin and natriuretic receptors, including development of proposed products for treatment of heart failure, sexual dysfunction, obesity, diabetes and metabolic syndrome.

        We currently have the following active drug development programs:

•	Bremelanotide, a peptide melanocortin receptor agonist, for treatment of sexual dysfunction, targeting female sexual dysfunction (FSD) and erectile dysfunction (ED) in patients non-responsive to current therapies.

•	PL-6983, a peptide melanocortin receptor agonist, for treatment of sexual dysfunction.

•	PL-3994, a peptide mimetic natriuretic peptide receptor A (NPRA) agonist, for treatment of heart failure.

•	Melanocortin receptor-based compounds for treatment of obesity, diabetes and related metabolic syndrome pursuant to an ongoing research collaboration and global license with AstraZeneca AB (AstraZeneca).

        Key elements of our business strategy include: using our technology and expertise to develop and commercialize therapeutic products; entering into alliances and partnerships with pharmaceutical companies to facilitate the development, manufacture, marketing, sale and distribution of product candidates we are developing; partially funding our development and discovery programs with the cash flow from our AstraZeneca collaboration agreement and any future agreements with other companies; and, depending on the availability of sufficient funding, expanding our pipeline by using our expertise in drug discovery technologies for melanocortin and natriuretic peptide receptor systems and acquiring synergistic products and technologies.

Melanocortin Receptor-Specific Programs

        The melanocortin system is involved in a large and diverse number of physiologic functions, and therapeutic agents modulating this system may have the potential to treat a variety of conditions and diseases, including sexual dysfunction, obesity and related disorders, ischemia–reperfusion injury (injury resulting from inadequate blood flow or reintroduction of blood flow), hemorrhagic shock and inflammation-related diseases.

        Bremelanotide for Sexual Dysfunction. We are developing subcutaneously administered bremelanotide for the treatment of ED and FSD. Bremelanotide, a melanocortin agonist (which promotes a biologic function response) drug candidate, is a synthetic peptide analog of the naturally occurring hormone alpha-MSH (melanocyte-stimulating hormone).

        Medical Need — ED and FSD. ED is the consistent inability to attain and maintain an erection sufficient for sexual intercourse. The condition is correlated with increasing age, cardiovascular disease, hypertension, diabetes, hyperlipidemia and smoking. In addition, certain prescription drugs and psychogenetic issues may contribute to ED. According to the Massachusetts Male Aging Study, more than 50% of men aged 40-70 report episodes of ED and more than 30 million men in the United States may be afflicted with some form of ED, with less than 20% seeking treatment. The incidence of ED increases with age. Studies show that chronic ED affects about 5% of men in their 40s and 15% to 25% of men by the age of 65. The current market size for ED is more than $2.5 billion per year.

        Phosphodiesterase-5 (PDE-5) inhibitors such as sildenafil (Viagra®), vardenafil (Levitra®) and tadalafil (Cialis®) are used to treat ED, but an estimated 35% of ED patients are non-responsive to PDE-5 inhibitor therapy. There are limited therapeutic options for ED patients non-responsive to PDE-5 inhibitor therapy, including alprostadil for direct penis injection or urethral suppositories, surgical penile implants and various devices.

        FSD is a multifactorial condition that has anatomical, physiological, medical, psychological and social components. Studies estimate FSD is prevalent in approximately 50% of women over the age of 30 and that more than 35 million women in the United States may be afflicted with some form of FSD. FSD includes disorders associated with desire, arousal, orgasm and pain.

        There are no drugs in the United States approved for FSD indications.

        Mechanisms of Action with Bremelanotide. Bremelanotide is believed to act through activation of melanocortin receptors in the central nervous system, which is a different mechanism of action from currently marketed PDE-5 inhibitor ED therapies that act directly on the vascular system. Studies have demonstrated efficacy with bremelanotide in patients non-responsive to PDE-5 inhibitor therapies. Studies have also demonstrated an additive effect in patients co-administered both bremelanotide and a PDE-5 inhibitor.

        Clinical Trials with Intranasal Formulations. We extensively studied bremelanotide for sexual dysfunction in nasal formulations, administered as a single spray in one nostril. Increases in blood pressure were observed in some patients receiving nasally administered bremelanotide, and this observed increase was a significant factor leading us to discontinue work on nasally administered bremelanotide as a first-line therapy for sexual dysfunction. We believe that increases in blood pressure, as well as the rate of nausea and emesis (vomiting), were due, at least partially, to variability in drug uptake with nasal administration. Studies showed significant variation in plasma levels of bremelanotide in patients receiving nasally administered bremelanotide.

        While we are no longer developing intranasal formulations of bremelanotide for commercialization, trials with intranasal formulations of bremelanotide did demonstrate potential utility of bremelanotide. Phase 2B double blind, placebo-controlled, parallel doses clinical trials evaluating nasal bremelanotide for ED, conducted in 726 non-diabetic and 294 diabetic patients, showed that over 30% of ED patients were restored to a normal level of function. Phase 2A clinical trials of post-menopausal FSD patients showed a statistically significant increase in the level of sexual desire and genital arousal in subjects receiving bremelanotide compared to subjects receiving placebo and, in pre-menopausal FSD patents, a trend to increases in the level of sexual desire and genital arousal in subjects receiving bremelanotide compared to subjects receiving placebo. In trials conducted to date, almost 2,000 patients received at least one dose of bremelanotide, with about 1,500 receiving multiple doses.

        Subcutaneous Administration of Bremelanotide. In a recently completed Phase 1 clinical trial designed to evaluate the blood pressure effects of subcutaneously administered bremelanotide, no statistically significant difference in mean changes in blood pressure was seen in subjects receiving bremelanotide compared to placebo. No subject discontinued participation in the study as a result of protocol stopping rules based on blood pressure changes. In addition, there was no difference in the incidence of emesis in subjects receiving bremelanotide compared to placebo. This Phase 1 trial was a two-week, randomized, double-blind, placebo-controlled study in subjects who received 45 repeat doses of bremelanotide or placebo subcutaneously. Each administered dose of bremelanotide achieved plasma levels shown to be efficacious for improving erectile function in multiple previous Phase 1 and Phase 2 erectile dysfunction studies.

        With subcutaneous administration of bremelanotide variability in plasma exposure was significantly decreased. This study supports the hypothesis that increases in blood pressure seen with nasally administered bremelanotide were due, at least partially, to variability in drug uptake, with increases in blood pressure in patients with greater uptake. With subcutaneous administration of bremelanotide, variability in plasma exposure is controlled.

        We have submitted data on our recently completed Phase 1 trial with subcutaneously administered bremelanotide to the U.S. Food and Drug Administration (FDA), and have scheduled a meeting with FDA to discuss initiation of a Phase 2B clinical trial of subcutaneously administered bremelanotide in ED patients non-responsive to PDE-5 inhibitors. Depending on results of this meeting and the availability of sufficient funding, we intend to initiate a Phase 2B clinical trial with subcutaneously administered bremelanotide in the second half of calendar 2009 or early 2010.

        We are exploring various delivery devices for subcutaneous administration of bremelanotide. Injection sites for subcutaneous injection include the abdomen, thigh and upper arms. We believe that fine needle devices, pen injectors and needle-free injector systems can be used for subcutaneous administration of bremelanotide, and are evaluating various delivery devices for potential commercialization. If Phase 2B clinical trials are successful, we anticipate that Phase 3 clinical trials will be conducted with a delivery device intended for commercialization.

        PL-6983 for Treatment of Sexual Dysfunction. PL-6983 is our lead compound in a new series of melanocortin receptor-specific peptides we have developed. We have demonstrated efficacy of PL-6983 in inducing erections in animal models and in inducing sexual behavior in an animal model of FSD.

        In developing PL-6983, we used a novel screening platform that examined the effectiveness of peptides in animal models of sexual response and also determined cardiovascular effects, primarily looking at changes in blood pressure. In these animal models, PL-6983 resulted in significantly smaller increases in blood pressure at doses effective for a sexual response than blood pressure increases in the same models seen with bremelanotide.

        We are planning preclinical toxicology and other studies required by the FDA prior to initiating human clinical trials. Initial human clinical trials will be designed to measure safety parameters, including changes in blood pressure following administration.

        Obesity. In 2007, we entered into an exclusive global licensing and research collaboration agreement with AstraZeneca to discover, develop and commercialize compounds that target melanocortin receptors for the treatment of obesity, diabetes and related metabolic syndrome. In June and December 2008, the collaboration agreement was amended to include additional compounds and associated intellectual property we developed.

        Obesity is a multifactorial condition with significant biochemical components relating to satiety (feeling full), energy utilization and homeostasis. A number of different metabolic and hormonal pathways are being evaluated by companies around the world in efforts to develop better treatments for obesity. Scientific research has established that melanocortin receptors have a role in eating behavior and energy homeostasis, and that some melanocortin receptor agonists decrease food intake and induce weight loss.

        Obesity is a significant healthcare issue, often correlated with a variety of cardiovascular and other diseases, including diabetes. More than 1.1 billion adults and over 150 million children worldwide are overweight, with over 300 million adults categorized as obese. According to the American Obesity Association, obesity is the second leading cause of preventable death after smoking and nearly one-third of adults in the United States are obese. Increased mortality, high blood pressure, diabetes and other substantial health risks are associated with being overweight and obese. Over 2.6 million deaths are attributed to diabetes each year worldwide and almost $120 billion is spent on related costs of obesity, according to the U.S. Surgeon General.

        We have developed classes of small molecule and peptide compounds targeting melanocortin receptors which are effective in the treatment of obesity in animal models. Certain of these compounds have been demonstrated to be effective in normal diet-induced obese and genetically obese animal models for decreasing food intake and body weight, without an increase in sexual response in normal animals at the same or higher dose levels. During 2009, pursuant to an agreement with AstraZeneca we conducted a proof-of-principle clinical study on the effects of a melanocortin receptor-specific compound on food intake, obesity and other metabolic parameters.

        Pursuant to the terms of the agreement with AstraZeneca, we have received up-front payments totaling $11.6 million and milestone payments totaling $5.0 million from AstraZeneca. We are eligible for milestone payments totaling up to $295 million, with up to $180 million contingent upon development and regulatory milestones and the balance on achievement of sales targets, plus royalties on sales of approved products. AstraZeneca has responsibility for product commercialization, product discovery and development costs. We are providing certain scientific expertise in the research collaboration at a negotiated rate.

        Other Melanocortin Programs. We have early stage research and discovery programs exploring additional indications and targets. These programs include development of highly-selective melanocortin-1 and melanocortin-3 receptor agonists for treatment of inflammation-related diseases and disorders, melanocortin-4 receptor antagonists for treatment of cachexia and melanocortin-4 receptor agonists for prevention of organ damage, particularly kidney damage. We do not anticipate that any of these programs will advance to clinical trials during the next twelve months.

Natriuretic Peptide Receptor-Specific Programs

        The natriuretic peptide receptor system has numerous cardiovascular functions, and therapeutic agents modulating this system may be useful in treatment of heart failure, hypertension and other cardiovascular diseases.

        PL-3994 for Heart Failure Indications. PL-3994 is an NPRA agonist compound in development for treatment of HF. Heart failure is an illness in which the heart is unable to pump blood efficiently, and includes acutely decompensated HF with dyspnea (shortness of breath) at rest or with minimal activity. Endogenous (naturally produced) natriuretic peptides have a number of beneficial effects, including vasodilation (relaxation of blood vessels), natriuresis (excretion of sodium), and diuresis (excretion of fluids).

        Patients who have been admitted to the hospital with an episode of worsening HF have an increased risk of either death or hospital readmission in the three months following discharge. Up to 15% of patients die in this period and as many as 30% need to be readmitted to the hospital. We believe that decreasing mortality and hospital readmission in patients discharged following hospitalization for worsening HF is a large unmet medical need for which PL-3994 may be effective. PL-3994 would be utilized as an adjunct to existing HF medications, and may, if successfully developed, be self-administered by patients as a subcutaneous injection following hospital discharge.

        Medical Need in Heart Failure. Over 5.7 million Americans suffer from HF, with 670,000 new cases of HF diagnosed each year, with disease incidence expected to increase with the aging of the American population. Despite the treatment of HF with multiple drugs, almost all HF patients will experience at least one episode of acute HF that requires treatment with intravenous medications in the hospital. Heart failure has tremendous human and financial costs. Estimated direct costs in the U.S. for HF are $37.2 billion in 2009, with HF constituting the leading cause of hospitalization in people over 65 years of age, with over 1.1 million hospital discharges for HF in 2006. Heart failure is also a high mortality disease, with approximately one-half of HF patients dying within five years of initial diagnosis.

        Mechanisms of Action with PL-3994. PL-3994 activates NPRA, a receptor known to play a role in cardiovascular homeostasis. We believe that PL-3994, through activation of NPRA, will reduce cardiac hypertrophy, which is an independent risk factor for cardiovascular morbidity and mortality. PL-3994 increases plasma cyclic guanosine monophosphate (cGMP) levels, a pharmacological response consistent with the effects of endogenous natriuretic peptides on cardiovascular function. PL-3994 also decreases activity of the renin-angiotensin-aldosterone system (RAAS), a hormone system that regulates blood pressure and fluid balance. The RAAS system is frequently over-activated in HF patients, leading to worsening of cardiovascular function.

        PL-3994 is one of a number of natriuretic peptide receptor agonist compounds we have developed. PL-3994 is a synthetic molecule incorporating a novel and proprietary amino acid mimetic structure. It has an extended half-life, with reduced affinity for endogenous natriuretic peptide clearance receptors and significantly increased resistance to neutral endopeptidase, an endogenous enzyme that degrades natriuretic peptides.

        Clinical Studies with PL-3994. Preclinical studies in animals established a dose-dependent effect on blood pressure and diuresis, and in animal models of HF showed improved kidney function and prevention of cardiac hypertrophy (increase in heart size due to disease). Safety toxicology studies were conducted in animals prior to filing an Investigational New Drug (IND) application with the FDA.

        Human clinical studies of PL-3994 commenced with a Phase 1 trial which concluded in the first quarter of calendar year 2008. This was a randomized, double-blind, placebo-controlled, study in 26 healthy volunteers who received either PL-3994 or a placebo subcutaneously. The evaluations included safety, tolerability, pharmacokinetics and several pharmacodynamic endpoints, including levels of cGMP, a natural messenger nucleotide. Dosing concluded with the successful achievement of the primary endpoint of the study, a prespecified reduction in systemic blood pressure. No volunteer experienced a serious or severe adverse event. Elevations in plasma cGMP levels, increased diuresis and increased natriuresis were all observed for several hours after single subcutaneous doses.

        In the second quarter of calendar year 2008, we conducted a Phase 2A trial in volunteers with controlled hypertension who were receiving one or more conventional antihypertensive medications. In this trial, which was a randomized, double-blind, placebo-controlled, single ascending dose study in 21 volunteers, the objective was to demonstrate that PL-3994 can be given safely to patients taking antihypertensive medications commonly used in HF and hypertension patients. Dosing concluded with the successful achievement of the primary endpoint of the study, a prespecified reduction in systemic blood pressure. No volunteer experienced a serious or severe adverse event. Elevations in plasma cGMP levels were observed for several hours after single subcutaneous doses.

        We have planned a repeat dose Phase 2B clinical trial in patients hospitalized with HF, which will evaluate safety profiles in patients given repeat doses of PL-3994 as well as pharmacokinetic and pharmacodynamic endpoints. This trial is projected to commence, depending on sufficient funding, during the first half of calendar year 2010.

        PL-3994 is being developed as a subcutaneously administered drug, and is well absorbed through this route of administration. In human studies, the pharmacokinetic (period to metabolize or excrete the drug) and pharmacodynamic (period of action or effect of the drug) half-lives were on the order of hours, significantly longer than the comparable half-lives of endogenous natriuretic peptides. We believe that PL-3994, if successful, will be amenable to self-administration by patients, similar to insulin and other self-administered drugs.

        Other Natriuretic Peptide Receptor-Specific Programs. We have early stage discovery and development programs in the natriuretic peptide receptor field, including compounds with varied pharmacology, including compounds with increased diuretic effect and decreased effect on blood pressure, and compounds effective at more than one natriuretic peptide receptor.

Other Programs

        We previously marketed NeutroSpec®, a radiolabeled monoclonal antibody product for imaging and diagnosing infection, which is the subject of a strategic collaboration agreement with the Mallinckrodt division of Covidien Ltd. We have suspended marketing, clinical trials and securing regulatory approvals of NeutroSpec, and do not anticipate conducting any substantive work or incurring substantial expenditures on NeutroSpec over the next twelve months.

Corporate Information

        Our corporate offices and research and development facilities are located at 4C Cedar Brook Drive, Cedar Brook Corporate Center, Cranbury, NJ 08512. Our telephone number is (609) 495-2200.

The Offering

Common stock offered by us	9,484,848 shares directly

3,319,697 shares issuable upon exercise of warrants

Warrants	Warrants to purchase 3,319,697 shares of common stock will be offered in this offering. The Warrants will be exercisable upon issuance and at any time up to the date that is five years after such date of issuance at an exercise price of $0.33 per share of common stock.

Common stock outstanding before this offering	86,670,401 shares

Common stock to be outstanding after this offering	96,155,249 shares

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including our internal discovery and development programs, clinical trial expenses and general working capital. See "Use of Proceeds" on page S-19.

NYSE Amex symbol	PTN

        Our common stock to be outstanding after this offering is based on 86,670,401 shares outstanding as of August 11, 2009, excludes the 9,484,848 shares of common stock being issued directly in the offering and the following as of that date:

•	10,231,352 shares of common stock issuable upon the exercise of outstanding options at a weighted-average exercise price of $1.41 per share;

•	1,725,000 shares of common stock issuable under restricted stock units, of which 750,000 vest on December 10, 2009 and the balance vest on March 26, 2010, subject to the fulfillment of certain service conditions;

•	4,436,030 shares of common stock available for issuance under our 2005 Stock Plan;

•	7,117,530 shares of common stock issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $1.53 per share, including the warrants to purchase 3,319,697 shares of common stock offered hereby and warrants to purchase 474,242 shares of common stock issuable to the placement agent; and

•	199,083 shares of common stock, subject to adjustment, that are issuable upon the conversion of 4,997 shares of Series A Convertible preferred stock that are issued and outstanding.

RISK FACTORS

        You should carefully consider the risks described below and other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before deciding to invest in our securities. These risks should be considered in conjunction with any other information included or incorporated by reference herein, including in conjunction with forward-looking statements made herein. See “Where You Can Find More Information” on page S-25. If any of the following risks actually occur, they could materially adversely affect our business, financial condition, operating results or prospects. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business, financial condition, operating results and prospects.

Risks Related to this Offering

Investors in this offering may suffer immediate dilution.

        As of March 31, 2009, we had a net tangible book value of $16.9 million which yields a net tangible book value of approximately $0.19 per share of common stock, assuming the conversion of all then convertible preferred stock and no exercise of any warrants or options. The net tangible book value per share is less than the current market price per share. If you pay more than the net tangible book value per share for stock in this offering, you will suffer immediate dilution.

As of August 11, 2009, there were 15,279,943 shares of common stock underlying outstanding dilutive securities, excluding any securities to be issued in this offering, which if exercised or converted could decrease the value of your shares.

        As of August 11, 2009, holders of our outstanding dilutive securities had the right to acquire the following amounts of underlying common stock:

•	199,083 shares issuable on the conversion of immediately convertible Series A Convertible preferred stock, subject to adjustment, for no further consideration;

•	3,323,591 shares issuable on the exercise of warrants, at exercise prices ranging from $2.82 to $4.00 per share;

•	10,231,352 shares issuable on the exercise of stock options, at exercise prices ranging from $0.13 to $5.13 per share; and

•	1,725,000 shares issuable under restricted stock units that vest no later than March 26, 2010, subject to the fulfillment of service conditions.

        If the holders convert or exercise those securities, or similar dilutive securities we may issue in the future, you may experience dilution in the net tangible book value of your common stock. In addition, the sale or availability for sale of the underlying shares in the marketplace could depress our stock price. We have registered or agreed to register for resale substantially all of the underlying shares listed above. Holders of registered underlying shares could resell the shares immediately upon issuance, resulting in significant downward pressure on our stock.

We will have broad discretion over the use of the proceeds of this offering and may not realize a return.

        We will have considerable discretion in the application of the net proceeds of this offering. We have not determined the amount of net proceeds that we will apply to various corporate purposes. We may use the net proceeds for purposes that do not yield a significant return, if any, for our stockholders.

We expect that we will need to continue to raise funds in the future, and funds may not be available on acceptable terms, or at all.

        We do not expect that the proceeds of this offering combined with our existing cash and cash equivalents, available-for-sale investments, other current assets and projected revenue will provide sufficient working capital to fund our operations for more than the next twelve to eighteen months. In order to maintain our presently anticipated operations, we will need to raise additional funds. As of March 31, 2009, we had cash and cash equivalents of $7.6 million and available-for-sale investments of $3.4 million, with current liabilities of $2.3 million net of the current portion of deferred revenues of $5.5 million.

        We may raise additional funds through public or private equity financings, collaborative arrangements on our product candidates or other sources. However, additional funding may not be available on acceptable terms or at all. If adequate funds are not available, we will need to further curtail operations significantly, including the delay, modification or cancelation of operations and plans, including preclinical studies and clinical trials, related to bremelanotide, PL-3994 and PL-6983. To obtain additional funding, we may need to enter into arrangements that require us to develop only certain of our product candidates or relinquish rights to certain technologies, product candidates and/or potential markets.

Based upon the recent price of our common stock on the NYSE Amex LLC (the NYSE Amex), even if we are able to raise additional capital it is likely that our existing stockholders will experience substantial dilution.

        If we raise additional capital, we will almost certainly need to sell a significant amount of equity securities, whether in the form of new shares of common stock or some other form of convertible security, in order to raise any meaningful amount of capital, based upon our recent stock price. Any significant sale of equity securities in any form at these prices will result in significant dilution to our existing stockholders, including purchasers under this offering. The prospect of this dilution is likely to continue to have a negative effect on the market price and trading volume of our common stock until such time as an actual financing occurs.

Risks Relating to our Company and Holders of our Common Stock

We expect to continue to incur substantial losses over the next few years and we may never become profitable.

        We have never been profitable and we may never become profitable. As of March 31, 2009, we had an accumulated deficit of approximately $207.2 million. We expect to incur additional losses as we continue our development of bremelanotide, PL-3994, and PL-6983. Unless and until we receive approval from the FDA or other equivalent regulatory authorities outside the United States, we cannot sell our products and will not have product revenues from them. Therefore, for the foreseeable future, we will have to fund all of our operations and capital expenditures from reimbursements and other contract revenue under collaborative development agreements, existing cash balances and outside sources of financing, which may not be available on acceptable terms, if at all.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

        Our consolidated financial statements as of June 30, 2008 were prepared under the assumption that we will continue as a going concern. Our independent registered public accounting firm issued a report dated September 26, 2008 that included an explanatory paragraph referring to our recurring net losses and negative cash flows from operations and expressing substantial doubt in our ability to continue as a going concern without additional funds becoming available. We anticipate that our independent registered public accounting firm will issue a report relating to our consolidated financial statements as of June 30, 2009 that will express substantial doubt in our ability to continue as a going concern. However, no assurance can be given as to the report to be issued by our independent registered public accounting firm. Our ability to continue as a going concern is dependent upon our ability to obtain additional equity financing or other capital, attain further operating efficiencies, reduce expenditures, and, ultimately, to generate revenue. We are continually evaluating opportunities to raise additional funds through public or private equity financings, as well as evaluating prospective business partners, and will continue to do so. However, if adequate funds are not available to us when we need it, and we are unable to enter into some form of strategic relationship that will give us access to additional cash resources, we will be required to even further curtail our operations which would, in turn, further raise substantial doubt about our ability to continue as a going concern.

Our common stock may be delisted from the NYSE Amex, making it difficult to trade shares of our common stock.

        On December 23, 2008, we received notice from the exchange now known as the NYSE Amex notifying us that the NYSE Amex had determined that we did not meet continued listing standards based on a review of our Form 10-Q for the fiscal quarter ended September 30, 2008. In a letter to us, the NYSE Amex stated that Palatin was not in compliance with Section 1003(a)(ii) of the NYSE Amex’s Company Guide (the Company Guide) because our stockholders’ equity was less than the required $4,000,000 and we had losses from continuing operations and net losses in three of our four most recent fiscal years, and not in compliance with Section 1003(a)(iii) of the Company Guide because our stockholders’ equity was less than the required $6,000,000 and we had losses from continuing operations and net losses in our five most recent fiscal years. The letter from the NYSE Amex also stated that because our stock had been trading below $0.25 per share over the previous seven months, the NYSE Amex deemed it appropriate for us to effect a reverse stock split in accordance with Section 1003(f)(v) of the Company Guide.

        In order to maintain our NYSE Amex listing, we submitted a plan on January 23, 2009 advising the NYSE Amex what we intend to do to bring us into compliance with the continued listing standards identified above by June 23, 2010. On February 27, 2009, the NYSE Amex notified us that it had accepted our plan for regaining compliance, and that our listing on the NYSE Amex was being continued pursuant to an extension. We may be able to continue our listing during the plan period through June 23, 2010, subject to periodic review by the NYSE Amex to determine if we are making progress consistent with the plan. If we do not regain compliance with Sections 1003(a)(ii) and (iii) by June 23, 2010, or if we do not make progress consistent with the plan during the plan period, the NYSE Amex may initiate delisting procedures.

        If we are delisted from the NYSE Amex then our common stock will trade, if at all, only on the over-the-counter market, such as the OTC Bulletin Board securities market, and then only if one or more registered broker-dealer market makers comply with quotation requirements. In addition, delisting of our common stock could further depress our stock price, substantially limit liquidity of our common stock and materially adversely affect our ability to raise capital on terms acceptable to us, or at all. Delisting from the NYSE Amex could also have other negative results, including the potential loss of confidence by suppliers and employees, the loss of institutional investor interest and fewer business development opportunities.

We may implement a reverse stock split, which will reduce our trading volume and may result in a decrease in our market capitalization.

        As discussed in the risk factor above, the NYSE Amex deems it appropriate for us to implement a reverse stock split because our stock was trading below $0.25 per share over a seven month period. At the annual meeting of stockholders held on May 13, 2009, the stockholders authorized a reverse stock split which, if implemented, will combine between two and fifteen shares of outstanding common stock into one share of new common stock. The reverse stock split may be implemented at any time until May 13, 2010 upon a determination by our board of directors that the reverse stock split is in the best interests of the company and its stockholders. If the board decides to proceed with the reverse split, the board will determine the exact reverse split ratio and effective date. If we do not complete a reverse stock split within a reasonable amount of time, the NYSE Amex may consider suspending dealings in our common stock or initiate delisting procedures. In determining whether to proceed with the reverse split and setting the exact ratio of the split, the board will consider a number of factors, including additional funding requirements, the amount of our authorized but unissued common stock, market conditions, existing and expected trading prices of our common stock and the NYSE Amex listing requirements. We anticipate that the reverse split, if the board determines to proceed with it, may be implemented in conjunction with an equity financing or other transaction. We believe it is likely that the per share market price of our common stock will increase after a reverse split. However, we cannot guarantee that our common stock price will increase, and even if it does, we cannot guarantee that the price increase:

•	will be proportionate to the reverse split ratio;

•	will last in the marketplace for any length of time;

•	will be sufficient to meet the listing requirements of the NYSE Amex; or

•	will be sufficient to facilitate raising capital.

We have a limited operating history upon which to base an investment decision.

        Our operations to date have been primarily focused on acquiring, developing and securing our proprietary technology, conducting preclinical and clinical studies and formulating and manufacturing on a small-scale basis our principal product candidates. These operations provide a limited basis for you to assess our ability to commercialize our product candidates.

        We have not yet demonstrated our ability to perform the functions necessary for the successful commercialization of any of our current product candidates. The successful commercialization of our other product candidates will require us to perform a variety of functions, including:

•	continuing to conduct preclinical development and clinical trials;

•	participating in regulatory approval processes;

•	formulating and manufacturing products, or having third parties formulate and manufacture products;

•	post-approval pharmacovigilance;

•	conducting sales and marketing activities, either alone or with a partner; and

•	obtaining additional capital.

        If we are unable to obtain regulatory approval of any of our product candidates, to successfully commercialize any products for which we receive regulatory approval or to obtain additional capital, we may not be able to recover our investment in our development efforts.

Development and commercialization of our product candidates involves a lengthy, complex and costly process and we may never successfully develop or commercialize any product.

        Our product candidates are at various stages of research and development, will require regulatory approval, and may never be successfully developed or commercialized. Our product candidates will require significant further research, development and testing before we can seek regulatory approval to market and sell them.

        We must demonstrate that our product candidates are safe and effective for use in patients in order to receive regulatory approval for commercial sale. Preclinical studies in animals, using various doses and formulations, must be performed before we can begin human clinical trials. Even if we obtain favorable results in the preclinical studies, the results in humans may be different. Numerous small-scale human clinical trials may be necessary to obtain initial data on a product candidate’s safety and efficacy in humans before advancing to large-scale human clinical trials. We face the risk that the results of our trials in later phases of clinical trials may be inconsistent with those obtained in earlier phases. Adverse or inconclusive results could delay the progress of our development programs and may prevent us from filing for regulatory approval of our product candidates. Additional factors that can cause delay or termination of our human clinical trials include:

•	timely completion of clinical site protocol approval and obtaining informed consent from subjects;

•	the rate of patient enrollment in clinical studies;

•	adverse medical events or side effects in treated patients; and

•	lack of effectiveness of the product being tested.

        You should evaluate us in light of these uncertainties, delays, difficulties and expenses commonly experienced by early stage biopharmaceutical companies, as well as unanticipated problems and additional costs relating to:

•	product approval or clearance;

•	regulatory compliance;

•	good manufacturing practices;

•	intellectual property rights;

•	product introduction; and

•	marketing and competition.

The regulatory approval process is lengthy, expensive and uncertain, and may prevent us from obtaining the approvals we require.

        Government authorities in the United States and other countries extensively regulate the advertising, labeling, storage, record-keeping, safety, efficacy, research, development, testing, manufacture, promotion, marketing and distribution of drug products. Drugs are subject to rigorous regulation by the FDA in the United States and similar regulatory bodies in other countries. The steps ordinarily required by the FDA before a new drug may be marketed in the United States include:

•	completion of non-clinical tests including preclinical laboratory and formulation studies and animal testing and toxicology;

•	submission to the FDA of an IND, which must become effective before clinical trials may begin;

•	performance of adequate and well-controlled Phase 1, 2 and 3 human clinical trials to establish the safety and efficacy of the drug for each proposed indication;

•	submission to the FDA of a New Drug Application (an NDA); and

•	FDA review and approval of the NDA before any commercial marketing or sale.

        Satisfaction of FDA pre-market approval requirements for new drugs typically takes several years and the actual time required for approval may vary substantially based upon the type, complexity and novelty of the product or disease. The results of product development, preclinical studies and clinical trials are submitted to the FDA as part of an NDA. The NDA also must contain extensive manufacturing information. Once the submission has been accepted for filing, the FDA generally has ten months to review the application and respond to the applicant. The review process is often significantly extended by FDA requests for additional information or clarification. Success in early stage clinical trials does not assure success in later stage clinical trials. Data obtained from clinical trials is not always conclusive and may be susceptible to varying interpretations that could delay, limit or prevent regulatory approval. The FDA may refer the NDA to an advisory committee for review, evaluation and recommendation as to whether the application should be approved, but the FDA is not bound by the recommendation of the advisory committee. The FDA may deny or delay approval of applications that do not meet applicable regulatory criteria or if the FDA determines that the clinical data do not adequately establish the safety and efficacy of the drug. Therefore, our proposed products could take a significantly longer time than we expect or may never gain approval. If regulatory approval is delayed or never obtained, our business and our liquidity would be adversely affected.

        Upon approval, a product candidate may be marketed only in those dosage forms and for those indications approved by the FDA. Once approved, the FDA may withdraw the product approval if compliance with regulatory requirements is not maintained or if problems occur after the product reaches the marketplace. In addition, the FDA may require post-marketing studies, referred to as Phase 4 studies, to monitor the approved products in a larger number of patients than were required for product approval and may limit further marketing of the product based on the results of these post-market studies. The FDA has broad post-market regulatory and enforcement powers, including the ability to seek injunctions, levy fines and civil penalties, criminal prosecution, withdraw approvals, and seize products or request recalls.

        If regulatory approval of any of our product candidates is granted, it will be limited to certain disease states or conditions. Adverse experiences with the product must be reported to the FDA and could result in the imposition of market restriction through labeling changes or in product removal. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following approval.

        Outside the United States, our ability to market our product candidates will also depend on receiving marketing authorizations from the appropriate regulatory authorities. The foreign regulatory approval process generally includes all of the risks associated with FDA approval described above. The requirements governing the conduct of clinical trials and marketing authorization vary widely from country to country. At present, foreign marketing authorizations are applied for at a national level, although within the European Community, or EC, registration procedures are available to companies wishing to market a product to more than one EC member state. If the regulatory authority is satisfied that adequate evidence of safety, quality and efficiency has been presented, a marketing authorization will be granted.

If any approved product does not achieve market acceptance, our business will suffer.

        Regulatory approval for the marketing and sale of any of our product candidates does not assure the product’s commercial success. Any approved product will compete with other products manufactured and marketed by major pharmaceutical and other biotechnology companies. The degree of market acceptance of any such product will depend on a number of factors, including:

•	perceptions by members of the healthcare community, including physicians, about its safety and effectiveness;

•	cost-effectiveness relative to competing products and technologies;

•	availability of reimbursement for our products from third party payors such as health insurers, health maintenance organizations and government programs such as Medicare and Medicaid; and

•	advantages over alternative treatment methods.

        If any approved product does not achieve adequate market acceptance, our business, financial condition and results of operations will be adversely affected.

We rely on third parties to conduct clinical trials for our product candidates and their failure to timely perform their obligations could significantly harm our product development.

        We rely on outside scientific collaborators such as researchers at clinical research organizations and universities in certain areas that are particularly relevant to our research and product development plans, such as the conduct of clinical trials and non-clinical tests. There is competition for these relationships, and we may not be able to maintain our relationships with them on acceptable terms. These outside collaborators generally may terminate their engagements with us at any time. As a result, we can control their activities only within certain limits, and they will devote only a certain amount of their time to conduct research on our product candidates and develop them. If they do not successfully carry out their duties under their agreements with us, fail to inform us if these trials fail to comply with clinical trial protocols or fail to meet expected deadlines, our ability to develop our product candidates and obtain regulatory approval on a timely basis, if at all, may be adversely affected.

Production and supply of our product candidates depend on contract manufacturers over whom we have no control.

        We do not have the facilities to manufacture bremelanotide, PL-3994 or PL-6983 or our other potential products. Our contract manufacturers must perform these manufacturing activities in a manner that complies with FDA regulations. Our ability to control third-party compliance with FDA requirements will be limited to contractual remedies and rights of inspection. The manufacturers of approved products and their manufacturing facilities will be subject to continual review and periodic inspections by the FDA and other authorities where applicable, and must comply with ongoing regulatory requirements, including the FDA’s current good manufacturing practices (GMPs) regulations. Failure of third-party manufacturers to comply with GMPs or other FDA requirements may result in enforcement action by the FDA. Failure to conduct their activities in compliance with FDA regulations could delay our development programs or negatively impact our ability to receive FDA approval of our potential products or continue marketing if they are approved. Establishing relationships with new suppliers, who must be FDA-approved, is a time-consuming and costly process.

We are subject to extensive regulation in connection with the laboratory practices and the hazardous materials we use.

        We are subject to various laws and regulations regarding laboratory practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances in connection with our research. In each of these areas, as noted above, the FDA and other regulatory authorities have broad regulatory and enforcement powers, including the ability to levy fines and civil penalties, suspend or delay issuance of approvals, seize or recall products and withdraw approvals, any one or more of which could have a material adverse effect on us. We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with such laws and regulations now or in the future.

Contamination or injury from hazardous materials used in the development of our products could result in a liability exceeding our financial resources.

        Our research and development involves the use of hazardous materials and chemicals, including radioactive compounds. We cannot completely eliminate the risk of contamination or injury from these materials. In the event of contamination or injury, we may be responsible for any resulting damages. Damages could be significant and could exceed our financial resources, including the limits of our insurance.

We have no experience in marketing, distributing and selling products and will substantially rely on our marketing partners to provide these capabilities.

        We are developing bremelanotide and PL-6983 for sexual dysfunction and PL-3994 for the treatment of heart failure and related indications. We do not have marketing partners for any of these products. If any of these products are approved by the FDA or other regulatory authorities, we must either develop marketing, distribution and selling capacity and expertise, which will be costly and time consuming, or enter into agreements with other companies to provide these capabilities. We may not be able to enter into suitable agreements on acceptable terms, if at all.

We do not control the development of compounds licensed to third parties and, as a result, we may not realize a significant portion of the potential value of any such license arrangements.

        Under our research collaboration and license agreement with AstraZeneca for our melanocortin-based therapeutic compounds for obesity, diabetes and related metabolic syndrome, we have no direct control over the development of compounds and have only limited, if any, input on the direction of development efforts. If the results of development efforts are negative or inconclusive, AstraZeneca may decide to abandon further development of this program, including terminating the license agreement, by giving us notice of termination. Because much of the potential value of the license arrangement with AstraZeneca is contingent upon the successful development and commercialization of the licensed technology, the ultimate value of this license will depend on the efforts of AstraZeneca. If AstraZeneca does not succeed in developing the licensed technology for any reason, or elects to discontinue the development of this program, we may be unable to realize the potential value of this arrangement.

Competing products and technologies may make our proposed products noncompetitive.

        There are a number of other products being developed for FSD and ED. In addition to three oral FDA-approved PDE-5 inhibitor drugs for the treatment of ED, there are other approved products and devices, and other products are being developed and are in clinical trials. There is competition to develop drugs for ED in patients non-responsive to PDE-5 inhibitor drugs, and to develop drugs for treatment of FSD.

        We are aware of one recombinant natriuretic peptide product for acutely decompensated congestive HF approved and marketed in the United States, and another recombinant natriuretic peptide product approved and marketed in Japan. Clinical trials on other natriuretic peptide products are being conducted in the United States. In addition, other products for treatment of HF are either currently being marketed or in development.

        The biopharmaceutical industry is highly competitive. We are likely to encounter significant competition with respect to bremelanotide, PL-3994 and PL-6983. Most of our competitors have substantially greater financial and technological resources than we do. Many of them also have significantly greater experience in research and development, marketing, distribution and sales than we do. Accordingly, our competitors may succeed in developing, marketing, distributing and selling products and underlying technologies more rapidly than we can. These competitive products or technologies may be more effective and useful or less costly than bremelanotide, PL-3994 or PL-6983. In addition, academic institutions, hospitals, governmental agencies and other public and private research organizations are also conducting research and may develop competing products or technologies on their own or through strategic alliances or collaborative arrangements.

Our ability to achieve revenues from the sale of our products in development will depend, in part, on our ability to obtain adequate reimbursement from Medicare, Medicaid, private insurers and other healthcare payers.

        Our ability to successfully commercialize our products in development will depend, in significant part, on the extent to which we or our marketing partners can obtain reimbursement for our products and also reimbursement at appropriate levels for the cost of our products and related treatment. Obtaining reimbursement from governmental payers, insurance companies, health maintenance organizations (HMOs) and other third-party payers of healthcare costs is a time consuming and expensive process. There is no guarantee that our products will ultimately be reimbursed. If we are able to obtain reimbursement, continuing efforts by governmental and third party payers to contain or reduce costs of healthcare may adversely affect our future revenues and ability to achieve profitability. Third-party payers are increasingly challenging the prices charged for diagnostic and therapeutic products and related services. Reimbursement from governmental payers is subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and other policy changes, all of which could materially decrease the range of products for which we are reimbursed or the rates of reimbursement by government payers. In addition, legislative proposals to reform the healthcare system may result in lower prices or the actual inability of prospective customers to purchase our products in development. The cost containment measures that healthcare payers and providers are instituting and the effect of any healthcare reform could materially and adversely affect our ability to operate profitably. Furthermore, even if reimbursement is available, it may not be available at price levels sufficient for us to realize a positive return on our investment.

If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish.

        Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties. We cannot predict:

•	the degree and range of protection any patents will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent our patents;

•	if and when patents will be issued;

•	whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications; and

•	whether we will need to initiate litigation or administrative proceedings, which may be costly whether we win or lose.

        If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;

•	redesign our products or processes to avoid infringement;

•	stop using the subject matter claimed in the patents held by others;

•	pay damages; or

•	defend litigation or administrative proceedings, which may be costly whether we win or lose, and which could result in a substantial diversion of our management resources.

If we are unable to keep our trade secrets confidential, our technologies and other proprietary information may be used by others to compete against us.

        In addition to our reliance on patents, we attempt to protect our proprietary technologies and processes by relying on trade secret laws and agreements with our employees and other persons who have access to our proprietary information. These agreements and arrangements may not provide meaningful protection for our proprietary technologies and processes in the event of unauthorized use or disclosure of such information. In addition, our competitors may independently develop substantially equivalent technologies and processes or gain access to our trade secrets or technology, either of which could materially and adversely affect our competitive position.

We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits.

        The testing and marketing of medical products entails an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products or cease clinical trials. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with corporate collaborators. We currently carry product/medical professional liability insurance, which includes liability insurance for our clinical trials. We, or any corporate collaborators, may not be able to obtain insurance at a reasonable cost or in sufficient amounts, if at all. Even if our agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

We are highly dependent on our management team, senior research professionals and third-party contractors and consultants, and the loss of their services could materially adversely affect our business.

        We rely on and our management team, our employees and various contractors and consultants to provide critical services. Our ability to execute our preclinical and clinical programs depends on our continued retention and motivation of our management and scientific personnel, including executive officers and senior members of research, development and management who possess significant technical expertise and experience and oversee our development programs. Our success also depends on our ability to develop and maintain relationships with contractors, consultants and scientific advisors. If we lose the services of existing personnel or fail to attract new personnel, our development programs could be adversely affected. Competition for personnel is intense. In addition, we may need to hire additional personnel or consultants to increase our research and development activities if we decide to expand research and development on new product opportunities.

Our stock price is, and we expect it to remain, volatile, which could limit investors’ ability to sell stock at a profit.

        The volatile price of our stock makes it difficult for investors to predict the value of their investment, to sell shares at a profit at any given time, or to plan purchases and sales in advance. A variety of factors may affect the market price of our common stock. These include, but are not limited to:

•	publicity regarding actual or potential clinical results relating to products under development by our competitors or us;

•	delay or failure in initiating, completing or analyzing preclinical or clinical trials or unsatisfactory designs or results of these trials;

•	interim decisions by regulatory agencies, including the FDA, as to clinical trial designs, acceptable safety profiles, and the benefit/risk ratio of products under development;

•	achievement or rejection of regulatory approvals by our competitors or by us;

•	announcements of technological innovations or new commercial products by our competitors or by us;

•	developments concerning proprietary rights, including patents;

•	developments concerning our collaborations;

•	regulatory developments in the U.S. and foreign countries;

•	economic or other crises and other external factors;

•	period-to-period fluctuations in our revenue and other results of operations;

•	changes in financial estimates by securities analysts; and

•	sales of our common stock.

        We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance. If our revenues, if any, in any particular period do not meet expectations, we may not be able to adjust our expenditures in that period, which could cause our operating results to suffer further. If our operating results in any future period fall below the expectations of securities analysts or investors, our stock price may fall by a significant amount.

        For the 12 month period ended July 31, 2009, the price of our stock has been volatile, ranging from a high of $1.05 per share to a low of $0.06 per share.

        In addition, the stock market in general, and the market for biotechnology companies in particular, has experienced extreme price and volume fluctuations that may have been unrelated or disproportionate to the operating performance of individual companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

Anti-takeover provisions of Delaware law and our charter documents may make potential acquisitions more difficult and could result in the entrenchment of management.

        We are incorporated in Delaware. Anti-takeover provisions of Delaware law and our charter documents may make a change in control or efforts to remove management more difficult. Also, under Delaware law, our board of directors may adopt additional anti-takeover measures. Under Section 203 of the Delaware General Corporation Law, a corporation may not engage in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person first becomes an “interested stockholder,” unless the business combination is approved in a prescribed manner.

        Our charter authorizes us to issue up to 10,000,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by our stockholders. If we exercise this right, it could be more difficult for a third party to acquire a majority of our outstanding voting stock.

        In addition, our equity incentive plans generally permit us to accelerate the vesting of options and other stock rights granted under these plans in the event of a change of control. If we accelerate the vesting of options or other stock rights, this action could make an acquisition more costly.

        The application of these provisions could have the effect of delaying or preventing a change of control, which could adversely affect the market price of our common stock.

We do not intend to pay cash dividends in the foreseeable future.

        We do not anticipate paying any cash dividends in the foreseeable future and intend to retain future earnings, if any, for the development and expansion of our business. In addition, the terms of existing or future agreements may limit our ability to pay dividends. Therefore, our stockholders will not receive a return on their shares unless the value of their shares increases.

NOTE CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus and the documents we have filed with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve risk and uncertainties. Any statements contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus that are not statements of historical fact may be forward-looking statements. When we use the words “anticipates,” “plans,” “expects” and similar expressions, we are identifying forward-looking statements. Forward-looking statements involve risks and uncertainties which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. These factors include, among others:

•	current or future financial performance,

•	management's plans and objectives for future operations,

•	uncertainties associated with product research and development,

•	clinical trials and results,

•	uncertainties associated with dependence upon the actions of our collaborators and of government regulatory agencies,

•	product plans and performance,

•	management's assessment of market factors, and

•	statements regarding our strategy and plans and those of our strategic partners.

        These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from our historical results or from any results expressed or implied by forward-looking statements. Our future operating results are subject to risks and uncertainties and are dependent upon many factors, including, without limitation, the risks identified under the caption “Risk Factors,” and in our other SEC filings. The statements we make in this prospectus supplement are as of the date of this prospectus supplement.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as may be required by law, we do not intend to update any of the forward-looking statements for any reason after the date of this prospectus supplement to conform such statements to actual results or if new information becomes available.

        All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $2.8 million after deducting the placement agent’s fees and estimated offering expenses. This amount does not include the proceeds which we may receive in connection with the exercise of the warrants. We intend to use the net proceeds of this offering for general corporate purposes, including our internal discovery and development programs, clinical trial expenses and general working capital. Pending use of the net proceeds, we intend to invest these net proceeds in interest-bearing, investment-grade securities.

DILUTION

        Our net tangible book value as of March 31, 2009, was approximately $16.9 million, or $0.19 per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding. After giving effect to the sale by us of the 9,484,848 shares of common stock included in the units offered in this offering, at a public offering price of $0.33 per share and after deducting the placement agent’s fees and estimated offering expenses payable by us, our net tangible book value as of March 31, 2009, would have been approximately $19.7 million, or $0.20 per share of common stock. This represents an immediate increase in net tangible book value of $0.01 per share to our existing stockholders and an immediate and substantial dilution of $0.13 per share to new investors. The following table illustrates this per share dilution:

Offering price per share		$ 0.33

Net tangible book value per share as of March 31, 2009	$ 0.19

Increase per share after the offering	$ 0.01

Net tangible book value per share after this offering		$ 0.20

Dilution per share to new investors		$ 0.13

                   The foregoing table does not take into account further dilution to new investors that could occur upon the exercise of outstanding options and warrants having a per share exercise price less than the per share offering price to the public in this offering. As of March 31, 2009, there were 86,662,901 shares of common stock outstanding, which does not include:

•	8,871,127 shares of common stock issuable upon exercise of options outstanding as of March 31, 2009, at a weighted average exercise price of $1.66 per share.

•	3,323,591 shares of common stock issuable upon exercise of warrants outstanding as of March 31, 2009, at a weighted average exercise price of $2.88.

•	1,725,000 shares of common stock issuable upon the vesting of restricted stock units outstanding as of March 31, 2009.

•	199,083 shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock outstanding as of March 31, 2009.

DESCRIPTION OF SECURITIES WE ARE OFFERING

        In this offering, we are offering a maximum of 9,484,848 units, consisting in the aggregate of 9,484,848 shares of common stock and warrants to purchase an aggregate of 3,319,697 shares of common stock. Each unit consists of one share of common stock and one warrant to purchase 0.35 of one share of common stock, the warrant being exercisable at an exercise price of $0.33 per share. Units will not be issued or certificated. The shares of common stock and warrants are immediately separable and will be issued separately. This prospectus supplement also relates to the offering of 3,319,697 shares of our common stock issuable upon exercise, if any, of the warrants.

Common Stock

        A description of the common stock we are offering pursuant to this prospectus supplement is set forth under the heading “Description of Securities,” starting on page 12 of the prospectus. As of August 11, 2009, we had 86,670,401 shares of common stock outstanding.

Warrants

        The warrants offered in this offering will be issued in registered form pursuant to a securities purchase agreement between each of the purchasers and us. You should review the forms of securities purchase agreement and warrant, which are attached thereto and which will be filed as exhibits to a Current Report on Form 8-K filed with the SEC in connection with this offering, for a complete description of the terms and conditions applicable to warrants. The following is a brief summary of the warrants and is subject in all respects to the provisions contained in such warrants.

        Terms Applicable to the Warrants

        Exercisability. Holders may exercise the warrants beginning on issuance and at any time up to the date that is five years after the date of such issuance. The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise, except in the case of a cashless exercise, as discussed below.

        Exercise Price. Each warrant is exercisable for 0.35 of one share of common stock at an exercise price of $0.33 per share of common stock being purchased. The exercise price is subject to appropriate adjustment in the event of stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

        Cashless Exercise. If, at any time during the warrant exercisability period, the holder is not permitted to sell shares of common stock issuable upon exercise of the warrant pursuant to the registration statement, or an exemption from registration is not otherwise available, and the fair market value of our common stock exceeds the exercise price of the warrants, the holder may elect to effect a cashless exercise of the warrants, in whole or in part, by surrendering the warrants to us, together with delivery to us of a duly executed exercise notice, and canceling a portion of the relevant warrant in payment of the purchase price payable in respect of the number of shares of our common stock purchased upon such exercise.

        Transferability. Subject to applicable securities laws and otherwise set forth in the warrants, the warrants are transferable, in whole or in part upon surrender of the warrants at the principal office of the company or its designated agent, together with an assignment form as provided in the warrants.

        Exchange Listing. We do not plan on making an application to list the warrants on the NYSE Amex, any national securities exchange or other nationally recognized trading system. The common stock underlying the warrants is expected to be listed on the NYSE Amex.

        Fundamental Transactions. In the event of any fundamental transaction, as described in the warrants, which generally includes any merger with or into another entity (whether or not we are the surviving entity but excluding a migratory merger effected solely for the purpose of changing our jurisdiction of incorporation), sale of all or substantially all of our assets, tender offer or exchange offer, our consummation of a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) or reclassification of our common stock, then upon any subsequent exercise of a warrant, the holder shall have the right to receive, as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of Palatin, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the warrant is exercisable immediately prior to such event.

          Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

        Waivers and Amendments. The provisions of each warrant may be amended or modified or the provisions thereof waived, only with the written consent of the Company and holders holding warrants at least equal to 67% of the warrant shares issuable upon exercise of all then outstanding warrants.

        Other Provisions. Unless otherwise specified in the applicable warrant, the holder will not have the right to exercise any portion of the warrant if the holder, together with its affiliates, would beneficially own in excess of 4.9% of the number of shares outstanding immediately after giving effect to the exercise. The holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease percentage ownership provided that in no event does the amount exceed 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise.

        No fractional shares will be issued upon exercise of the warrants, but rather the Company will pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price.

PLAN OF DISTRIBUTION

        We are offering the units through a placement agent. Subject to the terms and conditions contained in the placement agent agreement, dated August 12, 2009, Rodman & Renshaw, LLC has agreed to act as the placement agent for the sale of up to 9,484,848 units. The placement agent is not purchasing or selling any shares or warrants by this prospectus supplement or the accompanying prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of units, but has agreed to use its reasonable best efforts to arrange for the sale of all units.

        The placement agent agreement provides that the obligations of the placement agent and the investors are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates.

        Confirmations and definitive prospectuses will be distributed to all investors who agree to purchase the units, informing investors of the closing date as to such units. We currently anticipate that closing of the sale of units will take place on or about August 17, 2009. Investors will also be informed of the date and manner in which they must transmit the purchase price for their units.

        On the scheduled closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price for the units we sell; and

•	Rodman & Renshaw, LLC will receive the placement agent’s fee in accordance with the terms of the placement agent agreement.

        We will pay the placement agent an aggregate cash commission equal to 6% of the gross proceeds from the sale of units and 5% of the gross proceeds from the exercise of the warrants but only to the extent the warrant exercise is solicited by the placement agent and the warrants are exercised within twelve months of the closing date. Such warrant solicitation fee shall be further reduced to the extent necessary to comply with the overall limit on placement agent compensation of 8.0%. We will also reimburse the placement agent for legal and other expenses incurred by it in connection with this offering up to a maximum of 0.8% of the aggregate gross proceeds, but in no event more than $30,000. The placement agent will also receive warrants to purchase shares of common stock equal to 5% of the aggregate number of shares of common stock included in the units that are sold in the offering with an exercise price of $0.4125 per share and an expiration date of November 27, 2012. Such placement agent warrants and any shares issued upon exercise of such placement agent warrants are non-transferable for a period of six months from the closing date except under the limited circumstances permitted by FINRA Rule 5110(g). The number of placement agent warrants may be reduced to the extent necessary to comply with the overall limit on placement agent compensation of 8.0%.

        Under no circumstances will the fee, commission or discount received by the placement agent or any other FINRA member or independent broker-dealer exceed 8.0% of the gross proceeds to us in this offering.

        The estimated offering expenses payable by us, in addition to the placement agent’s fee of $187,800, are approximately $130,000, which includes legal, accounting and printing costs, and various other fees associated with registering and listing the common stock. After deducting certain fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $2,812,200.

        We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the placement agent agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

        We have agreed to certain lock-up provisions with regard to future sales of our common stock and other securities convertible into or exercisable or exchangeable for common stock for a period of thirty (30) days after the offering as set forth in the securities purchase agreement.

        The placement agent agreement is included as an exhibit to our Current Report on Form 8-K that we will file with the SEC in connection with the consummation of this offering.

        The transfer agent for our common stock to be issued in this offering is American Stock Transfer & Trust Company located at 59 Maiden Lane, Plaza Level, New York, New York 10038.

             Our common stock is traded on the NYSE Amex under the symbol “PTN.”

LEGAL MATTERS

        The validity of the issuance of the securities offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York. Certain members of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. hold  securities of the Company, which in the aggregate equal less than one percent (1%) of the total issued and outstanding shares of our common stock. Weinstein Smith LLP, New York, New York, is acting as counsel for the placement agent in connection with various matters related to the securities offered hereby.

EXPERTS

             KPMG LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2008, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements as of June 30, 2008 are incorporated by reference in reliance on KPMG LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus supplement and accompanying prospectus constitute a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933, as amended. We refer you to this registration statement for further information about us and the common stock and warrants to purchase our common stock offered hereby.

        We file annual, quarterly and special reports and other information with the SEC (Commission File Number 001-15543). These filings contain important information that does not appear in this prospectus supplement or the accompanying prospectus. For further information about us, you may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically.

INCORPORATION OF INFORMATION BY REFERENCE

        We incorporate into this prospectus supplement information contained in documents which we file with the SEC. We are disclosing important information to you by referring you to those documents. The information which we incorporate by reference is an important part of this prospectus supplement, and certain information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

•	annual report on Form 10-K for the year ended June 30, 2008, filed on September 29, 2008

•	quarterly report on Form 10-Q for the quarter ended September 30, 2008, filed on November 14, 2008

•	quarterly report on Form 10-Q for the quarter ended December 31, 2008, filed on February 17, 2009

•	quarterly report on Form 10-Q for the quarter ended March 31, 2009, filed on May 15, 2009

•	current report on Form 8-K dated June 27, 2008, filed on July 1, 2008

•	current report on Form 8-K dated December 5, 2008, filed on December 12, 2008

•	current report on Form 8-K dated December 10, 2008, filed on December 12, 2008

•	current report on Form 8-K dated December 23, 2008, filed on December 30, 2008

•	current report on Form 8-K dated March 5, 2009, filed on March 5, 2009

•	current report on Form 8-K dated June 4, 2009, filed on June 5, 2009

•	proxy statement for our 2009 annual meeting of stockholders, filed on March 30, 2009

•	description of our common stock contained in our registration statement on Form 8-A filed on December 13, 1999

        This prospectus supplement may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus supplement. To the extent that any statements contained in a document incorporated by reference are modified or superseded by any statements contained in this prospectus supplement, such statements shall not be deemed incorporated in this prospectus supplement except as so modified or superseded. Reports we file with the SEC after the date of this prospectus supplement may also contain information that updates, modifies or is contrary to information in this prospectus supplement or in documents incorporated by reference in this prospectus supplement. Investors should review these reports as they may disclose a change in our business, prospectus, financial condition or other affairs after the date of this prospectus supplement.

        You may obtain a free copy of any or all of the information incorporated by reference by writing or calling us. Please direct your request to:

Stephen T. Wills Chief Financial Officer Palatin Technologies, Inc. 4C Cedar Brook Drive Cranbury, New Jersey 08512 Telephone (609) 495-2200 Fax (609) 495-2201

Filed pursuant to Rule 424(b)(3) Registration File No. 333-146392

PALATIN TECHNOLOGIES, INC.
4C Cedar Brook Drive
Cranbury, New Jersey 08512
(609) 495-2200

$50,000,000
Common Stock
Preferred Stock
Debt Securities
Warrants
Units

        We may offer under this prospectus from time to time, at prices and on terms to be determined by market conditions at the time we make the offer, up to an aggregate of $50,000,000 of our:

•	common stock, par value $0.01 per share;
•	preferred stock, par value $0.01 per share;
•	debt securities;
•	warrants to purchase common or preferred stock, or debt securities; or
•	any combination of the above, separately or as units

This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement. Before you invest in our securities, you should carefully read both this prospectus and the prospectus supplement related to the offering of the securities.

        Our common stock is listed on The American Stock Exchange under the symbol PTN. On November 27, 2007, the closing price of the common stock was $0.26.

        Investing in our securities involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 7.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        If we sell securities through agents or underwriters, we will include their names and the fees, commissions and discounts they will receive, as well as the net proceeds to us, in the applicable prospectus supplement.

The date of this prospectus is November 27, 2007

PROSPECTUS SUMMARY

        This is a summary of our business and this offering. For a more complete understanding of our business and this offering, you should read the entire prospectus and the documents incorporated by reference.

Palatin’s Business

Overview

        We are a biopharmaceutical company focused on discovering and developing targeted, receptor-specific small molecule and peptide therapeutics. Our proprietary drug development pipeline is based primarily on melanocortin (“MC”)-based therapeutics, and we believe we are a leader in this area of pharmaceutical research and development. Therapeutics affecting the activity of the MC family of receptors may have the potential to treat a variety of conditions and diseases, including sexual dysfunction, obesity and related disorders, cachexia (extreme wasting, generally secondary to a chronic disease), skin pigmentation disorders and inflammation-related diseases.

        Bremelanotide is our nasally administered MC-based peptide in clinical development for two distinct indications, the treatment of male erectile dysfunction (“ED”) and the treatment of female sexual dysfunction (“FSD”). In 2004, we entered into a collaborative development and marketing agreement with King Pharmaceuticals, Inc. (“King”) to jointly develop and commercialize bremelanotide. Pursuant to the agreement, we and King shared all collaboration development costs based on an agreed percentage. In September 2007, we received notice from King terminating the agreement in accordance with its terms effective December 5, 2007. Termination followed comments by the U.S. Food and Drug Administration (“FDA”) raising serious concerns about the acceptable benefit/risk ratio to support the progression of bremelanotide into Phase 3 studies for ED as a firstline therapy in the general population. Upon termination, we will solely own all rights to bremelanotide.

        In January 2007, we entered into an exclusive global licensing and research collaboration agreement with AstraZeneca AB (“AstraZeneca”), a major international pharmaceutical and healthcare business, to discover, develop and commercialize small molecule compounds that target MC receptors for the treatment of obesity, diabetes and related metabolic syndrome. The collaboration is based on Palatin’s MC receptor obesity program and includes access to compound libraries, core technologies and expertise in MC receptor drug discovery and development. We and AstraZeneca are in the process of identifying clinical candidate MC therapeutic small molecules for the treatment of obesity and related disorders.

        We have developed a library of novel natriuretic (promoting sodium excretion) receptor compounds, and have identified a lead clinical candidate for the treatment of congestive heart failure (“CHF”) for which we have completed preclinical studies, submitted an Investigational New Drug (“IND”) application, and commenced Phase 1 clinical trials in healthy volunteers. We are also conducting research to identify additional clinical candidate compounds for the treatment of both chronic CHF and acutely decompensated (rapidly deteriorated) CHF.

        We are evaluating future development and marketing activities involving NeutroSpec, our radiolabeled monoclonal antibody product for imaging and diagnosing infection, with the Mallinckrodt division of Covidien (“Mallinckrodt”), with whom we have a strategic collaboration agreement. In December 2005, we and Mallinckrodt voluntarily suspended the sales, marketing and distribution of NeutroSpec following certain serious adverse events involving patients who received NeutroSpec. NeutroSpec was approved for marketing for imaging and diagnosing equivocal appendicitis by the FDA in July 2004.

        Key elements of our business strategy include: entering into alliances and partnerships with pharmaceutical companies to facilitate the development, manufacture, marketing, sale and distribution of product candidates we are investigating; expanding our pipeline through the utilization of our MC expertise and patented drug discovery platform; acquiring synergistic products and technologies; and partially funding our development and discovery programs with the cash flow from our collaboration agreements.

        We are concentrating our efforts on the following products and development programs:

        ED and FSD — Bremelanotide. Bremelanotide is a patented, nasally administered peptide in clinical development for the treatment of both ED and FSD. Bremelanotide, an MC receptor-based agonist (which promotes a biologic function response) therapeutic, is a synthetic analog of the naturally occurring hormone alpha-MSH (melanocyte-stimulating hormone).

        ED is the consistent inability to attain and maintain an erection sufficient for sexual intercourse. The condition is correlated with increasing age, cardiovascular disease, hypertension, diabetes, hyperlipidemia and smoking. In addition, certain prescription drugs and psychogenetic issues may contribute to ED. According to the Massachusetts Male Aging Study, more than 50% of men aged 40-70 report episodes of ED and more than 30 million men in the United States may be afflicted with some form of ED, with less than 20% seeking treatment. The incidence of ED increases with age. Studies show that chronic ED affects about 5% of men in their 40s and 15% to 25% of men by the age of 65. The current market size for ED is more than $2.5 billion per year.

        FSD is a multifactorial condition that has anatomical, physiological, medical, psychological and social components. Studies estimate FSD is prevalent in approximately 50% of women over the age of 30 and that more than 35 million women in the United States may be afflicted with some form of FSD. FSD includes disorders associated with desire, arousal, orgasm and pain. There is tremendous competition to develop, market and sell drugs for the treatment of ED and FSD.

        Bremelanotide is the first compound to enter clinical trials in a new drug class, MC receptor agonists, under development to treat sexual dysfunction. Our research suggests that bremelanotide works through activation of MC receptors in the central nervous system, which is a different mechanism of action from currently marketed ED therapies that act directly on the vascular system. As a result, it may offer therapeutic benefits over currently marketed products. The current ED market is primarily served by the PDE-5 inhibitors Viagra®, a brand of sildenafil, Levitra®, a brand of vardenafil, and Cialis®, a brand of tadalafil. A significant portion of ED patients are contraindicated for, or non-responsive to, PDE-5 inhibitors.

        We have conducted clinical trials on a nasal formulation of bremelanotide, administered as a single spray in one nostril, which results in a rapid onset of action. We have completed various Phase 1 safety trials and Phase 2A and Phase 2B efficacy clinical trials in male subjects and patients. Two recently completed Phase 2B clinical trials evaluated the safety and efficacy of bremelanotide in patients suffering from mild to severe ED, with one trial limited to non-diabetic patients, and the other to diabetic patients. Both trials, conducted at clinical trial sites throughout the United States, involved an “at home”, three-month treatment period and evaluated a range of bremelanotide intranasal doses, safety, treatment duration and patient populations.

        We have delayed initiation of Phase 3 clinical trials for ED, following responses in late August 2007 from the FDA raising serious concerns about the acceptable benefit/risk ratio to support progression into Phase 3 as a first-line therapy in the general population. The FDA questioned overall efficacy results and the clinical benefit of bremelanotide in both general and diabetic populations, citing blood pressure increases as its greatest safety concern. We are reviewing the FDA’s comments in the context of our bremelanotide program to determine next steps. The FDA indicated it was amenable to proposals for a different drug development pathway, such as for a second-line therapy for ED in non-responders to approved PDE-5 inhibitors.

        We have completed Phase 1 safety trials in female subjects and Phase 2A and Phase 2B efficacy clinical trials in female patients with FSD. The Phase 2A trial included both premenopausal and postmenopausal FSD patients, and showed, in both patient populations, an increase in the level of sexual desire and genital arousal in subjects receiving bremelanotide compared to subjects receiving placebo. The Phase 2B trial also included both premenopausal and postmenopausal FSD patients, with an “at home”

two-month treatment period. The Phase 2B trial used a single dose of bremelanotide, and was to evaluate safety and identify potential efficacy endpoints for future studies.

        Collaborative Development and Marketing Agreement with King. In August 2004, we entered into a collaboration agreement with King to jointly develop and commercialize bremelanotide. Pursuant to the terms of the agreement, we and King shared all collaboration development and marketing costs based on an agreed percentage. Following the decision to delay Phase 3 clinical trials for ED, we received notice from King terminating the agreement in accordance with its terms effective December 5, 2007. Upon termination, we will solely own all rights to bremelanotide, without any financial obligation to King.

        Obesity. We have an active development program for MC receptor-targeted small molecule compounds for the treatment of obesity, diabetes and related metabolic syndrome. Obesity is a multifactorial condition with significant biochemical components relating to satiety (feeling full), energy utilization and homeostasis. A number of different metabolic and hormonal pathways are being evaluated by companies around the world in efforts to develop better treatments for obesity. Scientific research has established that MC receptors have a role in eating behavior and energy homeostasis, and that MC receptor agonists, such as alpha-MSH, decrease food intake and induce weight loss.

        Obesity is a significant healthcare issue, often correlated with a variety of cardiovascular and other diseases, including diabetes. In the United States, approximately 65 percent of adult Americans are categorized as being overweight or obese. Each year, obesity causes at least 300,000 excess deaths in the United States, and healthcare costs of American adults with obesity amount to approximately $100 billion. Additionally, studies in adolescents indicate that there is a trend towards increased prevalence of the disease.

        MC receptor agonists are also involved in other physiological responses, including sexual response. MC receptor agonists with potential for use in the treatment of obesity generally induce a sexual response. To our knowledge, there are no reports in the scientific literature of MC receptor-target compounds which are effective in animal or human studies for the treatment of obesity and which do not induce a sexual response.

        We have developed a class of small molecule compounds targeting MC receptors which are effective in the treatment of obesity in animal models but which do not induce a sexual response. Certain of these compounds have been demonstrated to be effective in normal diet-induced obese and genetically obese animal models for decreasing food intake and body weight, without an increase in sexual response in normal animals at the same or higher dose levels. Tests to date have been conducted only in animal models and in laboratory tests. We believe that we have developed approaches that allow us to differentiate MC receptor-targeted compounds useful for treating obesity and related disorders from compounds that induce a sexual response.

        Research Collaboration and License Agreement with AstraZeneca. We have an exclusive global licensing and research collaboration agreement with AstraZeneca to discover, develop and commercialize small molecule compounds that target MC receptors for the treatment of obesity, diabetes and related metabolic syndrome. Pursuant to the terms of the agreement, we received an upfront payment of $10 million from AstraZeneca and are eligible for milestone payments totaling up to $300 million, with up to $180 million contingent upon development and regulatory milestones and the balance on achievement of sales targets, and royalties on sales of approved products. AstraZeneca has assumed responsibility for product commercialization, product discovery and development costs. We are providing certain scientific expertise in the research collaboration at a negotiated rate.

        Congestive Heart Failure. We have a program for developing compounds that mimic natural peptides (“peptidomimetics”) for the treatment of CHF. CHF is an illness in which the heart is unable to pump blood efficiently, and includes acutely decompensated CHF with dyspnea (shortness of breath) at rest or with minimal activity. Endogenous (naturally produced) natriuretic peptides have a number of beneficial results, including vasodilation (relaxation of blood vessels), natriuresis (excretion of sodium), and diuresis (excretion of fluids). One product is commercially available in the United States, Natrecor®, a brand of nesiritide, which is a recombinant (genetically made) form of human B-type natriuretic peptide. However, Natrecor® is approved only for use in acutely decompensated CHF with administration by intravenous injection, typically limiting administration to a hospital setting.

        CHF directly affects nearly five million people in the United States, with over 500,000 new cases diagnosed each year. Annual medical treatment costs for CHF, which frequently involves expensive hospitalization and therapies, are estimated at over $25 billion.

        We have developed a library of novel peptidomimetic natriuretic agonists. Certain of these compounds have demonstrated efficacy in animal models when administered by subcutaneous (under the skin) injection. These compounds remain active in animal models for longer periods than do natural or recombinant natriuretic peptides.

        We have identified a clinical candidate drug for the treatment of CHF. The drug is being initially evaluated in a subcutaneous form. We believe that a subcutaneous form of peptidomimetic compound could be used in a clinic or doctor’s office, and would not be limited to use in hospitals or specialized medical facilities. We have completed toxicity testing and other preclinical studies with the clinical candidate drug, filed an IND application, and commenced Phase 1 studies in healthy volunteers. We are also developing an intravenous form of the peptidomimetic compound for acutely decompensated CHF.

        MIDAS Drug Development Platform. Our obesity and other early-stage programs derived lead compound series by utilizing our MIDAS™ (Metal Ion-induced Distinctive Array of Structures) proprietary platform technology to design and synthesize novel molecules that mimic the activity of peptides. MIDAS uses metal ions to fix the three-dimensional configuration of peptides, forming conformationally rigid molecules that remain folded specifically in their active forms. These MIDAS molecules are simple to synthesize, are chemically and proteolytically stable, and have the potential to be orally bioavailable. Unlike most other drug discovery approaches, MIDAS can be used to generate both receptor antagonists (which block a normal biological metabolic response) and agonists. In addition, MIDAS molecules are information-rich and provide data on structure-activity relationships that can be used to design small molecule, non-peptide drugs. Generation of commercially viable protein and peptide drug molecules with desirable properties continues to be arduous, expensive and labor-intensive. We believe that our MIDAS technology simplifies the development process by eliminating many of the inherent limitations associated with peptides and proteins.

        NeutroSpec®. NeutroSpec, our trade name for technetium (99m Tc) fanolesomab, includes an anti-CD 15 monoclonal antibody which selectively binds to a type of white blood cell, neutrophils, involved in the immune response. When labeled with the radioactive tracer technetium and injected into the blood stream, the antibody binds to neutrophils accumulated at the infection site, labeling these cells. As a result, physicians can rapidly image and locate an infection using a gamma camera, a common piece of hospital equipment that detects radioactivity.

        In July 2004, we received approval from the FDA to market NeutroSpec for imaging of patients with equivocal signs and symptoms of appendicitis who are five years of age or older. During 2005, we and Mallinckrodt reported to the FDA the occurrence of several serious adverse events, including two deaths, involving patients with severe underlying cardiopulmonary compromise who received NeutroSpec for off-label uses. In December 2005, the FDA informed Mallinckrodt and us that it had reconsidered the risk/benefit assessment of NeutroSpec and determined that the product should not be administered to patients, until a further understanding and review of the relationship between NeutroSpec and reported serious adverse events is complete. Together with Mallinckrodt, we are reviewing data and assessing approaches for understanding the relationship between NeutroSpec use and the observed serious adverse events. All ongoing clinical trials and plans for future clinical trials and regulatory approvals of NeutroSpec have been suspended and no final decision concerning future activities involving NeutroSpec has been made. We anticipate making a decision on whether to seek to proceed with NeutroSpec in the second half of calendar 2007.

        Strategic Collaboration Agreement with Mallinckrodt. Mallinckrodt has exclusive worldwide marketing and distribution rights to NeutroSpec under our collaboration agreement. We are responsible for the manufacture of NeutroSpec and Mallinckrodt agreed to pay us a transfer price on each product unit sold to Mallinckrodt and a royalty on their net sales of NeutroSpec. If NeutroSpec is reintroduced to the market, we may receive milestone payments from Mallinckrodt on the achievement of development, regulatory or sales objectives; however, we may not be able to reintroduce NeutroSpec to the market or meet development or sales objectives.

The Offering

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $50.0 million. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities under this prospectus, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any information we provide in a prospectus supplement is inconsistent with information in this prospectus, the information in the prospectus supplement will modify or supersede this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Incorporation of Information by Reference” and “Where You Can Find More Information.”

RISK FACTORS

        Investing in our securities involves risks which you should consider carefully. We have set forth below risk factors related specifically to this offering. For risks related to our business operations, see “Risk Factors” in our annual report on Form 10-K for the year ended June 30, 2007 and all subsequent reports that we file with the Securities and Exchange Commission (“SEC”) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. We have incorporated those reports by reference into this prospectus. See “Incorporation of Information by Reference” and “Where You Can Find More Information” below.

RISKS RELATED TO THE OFFERING

We expect to sell additional equity securities, which will cause dilution.

        We expect to sell more equity securities in the future to obtain operating funds. We may sell these securities at a discount to the market price. Any future sales of equity will dilute the holdings of existing stockholders, possibly reducing the value of their investment.

Investors in this offering may suffer immediate dilution.

        As of June 30, 2007, we had a net tangible book value of $18.5 million which yields a net tangible book value of approximately $0.22 per share of common stock, assuming the conversion of all then convertible preferred stock and no exercise of any warrants or options. The net tangible book value per share is less than the current market price per share. If you pay more than the net tangible book value per share for stock in this offering, you will suffer immediate dilution.

As of November 27, 2007, there were 16,893,733 shares of common stock underlying outstanding dilutive securities, which if exercised or converted, could decrease the value of your shares.

        As of November 27, 2007, holders of our outstanding dilutive securities had the right to acquire the following amounts of underlying common stock:

•	199,083 shares issuable on the conversion of immediately convertible preferred stock, for no further consideration;

•	7,625,024 shares issuable on the exercise of warrants, at exercise prices ranging from $1.54 to $4.06 per share;

•	6,531,253 shares issuable on the exercise of stock options, at exercise prices ranging from $1.00 to $7.75 per share;

•	975,000 shares issuable under restricted stock units that vest if shares of our common stock trade at or above certain share prices; and

•	1,563,373 shares issuable under restricted stock units that vest no later than September 30, 2008, subject to the fulfillment of service conditions.

If the holders convert or exercise those securities, or similar dilutive securities we may issue in the future, you may experience dilution in the net tangible book value of your common stock. In addition, the sale or availability for sale of the underlying shares in the marketplace could depress our stock price. We have registered or agreed to register for resale all of the underlying shares listed above. Holders of registered underlying shares could resell the shares immediately upon issuance, resulting in significant downward pressure on our stock.

We will have broad discretion over the use of the proceeds of this offering and may not realize a return.

        We will have considerable discretion in the application of the net proceeds of this offering. We have not determined the amount of net proceeds that we will apply to various corporate purposes, including potential acquisitions. We may use the net proceeds for purposes that do not yield a significant return, if any, for our stockholders.

NOTE CONCERNING FORWARD-LOOKING STATEMENTS

        Statements in this prospectus, as well as oral statements that our officers, directors, or employees acting on our behalf may make, that are not historical facts, constitute “forward-looking statements” which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements do not constitute guarantees of future performance. We caution investors that statements which are not strictly historical statements contained in this prospectus, including, without limitation,

•	current or future financial performance,
•	management's plans and objectives for future operations,
•	clinical trials and results,
•	product plans and performance,

•	management's assessment of market factors, and
•	statements regarding the our strategy and plans and those of our strategic partners,

constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from our historical results or from any results expressed or implied by forward-looking statements. Our future operating results are subject to risks and uncertainties and are dependent upon many factors, including, without limitation, the risks identified under the caption “Risk Factors,” and in our other SEC filings. The statements we make in this prospectus are as of the date of this prospectus. We will not revise these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

INCORPORATION OF INFORMATION BY REFERENCE

        We incorporate into this prospectus information contained in documents which we file with the SEC. We are disclosing important information to you by referring you to those documents. The information which we incorporate by reference is an important part of this prospectus, and certain information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

•	annual report on Form 10-K for the year ended June 30, 2007, filed on September 13, 2007
•	quarterly report on Form 10-Q for the quarter ended September 30, 2007, filed on November 8, 2007
•	current report on Form 8-K dated August 30, 2007, filed on August 30, 2007
•	current report on Form 8-K dated September 6, 2007, filed on September 11, 2007
•	current report on Form 8-K dated September 10, 2007, filed on September 12, 2007
•	current report on Form 8-K dated September 25, 2007, filed on September 27, 2007
•	proxy statement for our 2007 annual meeting of stockholders, filed on October 26, 2007
•	the description of our common stock contained in our registration statement on Form 8-A filed on December 13, 1999

You may obtain a free copy of any or all of the information incorporated by reference by writing or calling us. Please direct your request to:

Stephen T. Wills Chief Financial Officer Palatin Technologies, Inc. 4C Cedar Brook Drive Cranbury, New Jersey 08512 Telephone (609) 495-2200 Fax (609) 495-2201

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements, registration statements and other information with the SEC. You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F St. NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov. You can find information about Palatin on our website at http://www.palatin.com. Information found on our website is not part of this prospectus.

USE OF PROCEEDS

        Unless we state otherwise in a prospectus supplement, we will use the net proceeds from the sale of securities under this prospectus for general corporate purposes, including capital expenditures. From time to time, we evaluate the possibility of acquiring businesses, products and technologies, and we may use a portion of the proceeds as consideration for acquisitions. Until we use net proceeds for these purposes, we may invest them in interest-bearing securities.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        Our common stock has been quoted on The American Stock Exchange (AMEX) under the symbol PTN, since December 21, 1999. It had previously traded on The NASDAQ Small Cap Market under the symbol PLTN.

        The table below provides, for the fiscal quarters indicated, the reported high and low sales prices for our common stock on AMEX since July 1, 2006.

	HIGH	LOW
FISCAL YEAR ENDED JUNE 30, 2006:
First Quarter	$2.36	$1.85
Second Quarter	4.03	1.96
Third Quarter	3.72	2.67
Fourth Quarter	2.88	1.95
FISCAL YEAR ENDED JUNE 30, 2007:
First Quarter	2.50	1.71
Second Quarter	3.03	1.85
Third Quarter	4.00	1.75
Fourth Quarter	2.13	1.80
FISCAL YEAR ENDING JUNE 30, 2008:
First Quarter	2.05	0.40
Second Quarter, through November 27, 2007	0.401	0.26

        Holders of common stock. On November 27, 2007 we had 229 holders of record of common stock. On November 27, 2007 the closing sales price of our common stock as reported on the AMEX was $0.26 per share.

        Dividends and dividend policy. We have never declared or paid any dividends. We currently intend to retain earnings, if any, for use in our business. We do not anticipate paying dividends in the foreseeable future.

        Dividend restrictions. Our outstanding Series A Convertible Preferred Stock provides that we may not pay a dividend or make any distribution to holders of any class of stock unless we first pay a special dividend or distribution of $100 per share to the holders of the Series A preferred stock.

RATIOS OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        Ratio of earnings to fixed charges. Ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, including amortized discounts, premiums and capitalized expenses related to indebtedness.

        The following table sets forth our ratios of earnings to fixed charges for the last five fiscal years:

	Fiscal Year Ended June 30,
	2003	2004	2005	2006	2007
Ratio of earnings to fixed charges	*	*	*	*	*
Deficiency	$20,768,349	$26,317,859	$14,357,976	$28,958,882	$27,751,525

*Less than one to one coverage.

        Ratio of earnings to combined fixed charges and preferred stock dividends. Ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the sum of fixed charges and preferred stock dividends. Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, including amortized discounts, premiums and capitalized expenses related to indebtedness.

        The following table sets forth our ratios of earnings to combined fixed charges and preferred stock dividends for the last five fiscal years:

	Fiscal Year Ended June 30,
	2003	2004	2005	2006	2007
Ratio of earnings to combined fixed charges and preferred stock dividends	*	*	*	*	*
Deficiency	$20,768,349	$26,317,859	$14,357,976	$28,958,882	$27,751,525

*Less than one to one coverage.

DESCRIPTION OF SECURITIES

Common Stock

        We have the authority to issue 150,000,000 shares of common stock, par value $0.01 per share. As of November 27, 2007, 85,204,169 shares of our common stock were outstanding, and a maximum of 16,893,733 shares of common stock were issuable on conversion of outstanding convertible preferred stock, exercise of outstanding options and warrants, and vesting of performance-based stock grants. Holders of common stock have one vote per share and have no preemption rights. Holders of common stock have the right to participate ratably in all distributions, whether of dividends or assets in liquidation, dissolution or winding up, subject to any superior rights of holders of preferred stock outstanding at the time. See “Preferred Stock” and “Series A Convertible Preferred Stock,” below.

        Transfer Agent and Registrar. American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock. Their address is 59 Maiden Lane, Plaza Level, New York, NY 10038 and their telephone number is (800) 937-5449.

Preferred Stock

        We have the authority to issue 10,000,000 shares of preferred stock. As of November 27, 2007, 4,997 shares of our preferred stock were outstanding (see “Series A Convertible Preferred Stock” below). The description of preferred stock provisions set forth below is not complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and the certificate of designations relating to each series of preferred stock.

        The board of directors has the right, without the consent of holders of common stock, to designate and issue one or more series of preferred stock, which may be convertible into common stock at a ratio determined by the board. A series of preferred stock may bear rights superior to common stock as to voting, dividends, redemption, distributions in liquidation, dissolution, or winding up, and other relative rights and preferences. The board may set the following terms of any series preferred stock, and a prospectus supplement will specify these terms for each series offered:

•	the number of shares constituting the series and the distinctive designation of the series;
•	dividend rates, whether dividends are cumulative, and, if so, from what date and the relative rights of priority of payment of dividends;
•	voting rights and the terms of the voting rights;
•	conversion privileges and the terms and conditions of conversion, including provision for adjustment of the conversion rate;
•	redemption rights and the terms and conditions of redemption, including the date or dates upon or after which shares may be redeemable, and the amount per share payable in case of redemption, which may vary under different conditions and at different redemption dates;

•	sinking fund provisions for the redemption or purchase of shares;
•	rights in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority of payment; and

•	any other relative powers, preferences, rights, privileges, qualifications, limitations and restrictions of the series.

        Dividends on outstanding shares of preferred stock will be paid or declared and set apart for payment before any dividends may be paid or declared and set apart for payment on the common stock with respect to the same dividend period.

        If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of preferred stock are insufficient to pay the full preferential amount to which the holders are entitled, then the available assets will be distributed ratably among the shares of all series of preferred stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect to each series.

        Holders of preferred stock will not be entitled to preemptive rights to purchase or subscribe for any shares of any class of capital stock of the corporation. The preferred stock will, when issued, be fully paid and nonassessable. The rights of the holders of preferred stock will be subordinate to those of our general creditors.

        We have previously issued preferred stock in three series, designated Series A Convertible Preferred Stock (“Series A”), Series B Convertible Preferred Stock (“Series B”) and Series C Convertible Preferred Stock (“Series C”). All of the issued shares of Series B, issued in 1998, and Series C, issued in 1999, were retired upon conversion into common stock and are no longer outstanding.

Series A Convertible Preferred Stock

        The board of directors established a series of 264,000 shares of preferred stock, designated Series A Convertible Preferred Stock, par value $0.01 per share. We issued 137,780 shares of Series A in 1997, of which 4,997 shares remain outstanding as of November 27, 2007, the rest having been converted into common stock. The Series A has the following rights and preferences.

        Optional conversion. Each share of Series A is convertible at any time, at the option of the holder, into the number of shares of common stock equal to $100 divided by the conversion price, as defined in the Series A certificate of designations. The current conversion price is $2.51, so each share of Series A is currently convertible into approximately 40 shares of common stock.

        Mandatory conversion. We may, at our option, cause the conversion of the Series A, in whole or in part, on a pro rata basis, into common stock, if the closing bid price of the common stock has exceeded 200% of the conversion price for at least 20 trading days in any 30 consecutive trading day period, ending three days prior to the date of mandatory conversion.

        Price protection provisions. The conversion price decreases if we sell common stock (or equivalents) for a price per share less than the conversion price or less than the market price of the common stock. The conversion price is also subject to adjustment upon the occurrence of a merger, reorganization, consolidation, reclassification, stock dividend or stock split which results in an increase or decrease in the number of shares of common stock outstanding.

        Dividend and distribution preference. We may not pay a dividend or make any distribution to holders of any other capital stock unless and until we first pay a special dividend or distribution of $100 per share to the holders of Series A.

        Liquidation preference. Upon (i) liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (ii) sale or other disposition of all or substantially all of the assets of the Company, or (iii) any consolidation, merger, combination, reorganization or other transaction in which Palatin is not the surviving entity or in which the shares of common stock constituting in excess of 50% of the voting power of the Company are exchanged for or changed into other stock or securities, cash and/or any other property, after payment or provision for payment of the debts and other liabilities of the Company, the holders of Series A will be entitled to receive, pro rata and in preference to the holders of any other capital stock, an amount per share equal to $100 plus accrued but unpaid dividends, if any.

        Voting rights. Each holder of Series A has the number of votes equal to the number of shares of common stock issuable upon conversion of the holder’s Series A at the record date for determination of the stockholders entitled to vote or, if no record date is established, at the date a vote is taken. Except as provided above or as required by applicable law, the holders of the Series A will be entitled to vote together with the holders of the common stock and not as a separate class.

Debt Securities

        The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

        We will issue notes under an indenture, which we will enter into with the trustee named in the indenture. Any indenture will be qualified under the Trust Indenture Act of 1939.

        We will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title;
•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;
•	any limit on the amount that may be issued;
•	whether or not we will issue the series of debt securities in global form, and if so, the terms and who the depository will be;
•	the maturity date;
•	the principal amount due at maturity, and whether the debt securities will be issued with an original issue discount;
•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;
•	the terms of the subordination of any series of subordinated debt;
•	the place where payments will be payable;
•	restrictions on transfer, sale or other assignment, if any;
•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;
•	the date, if any, after which the conditions upon which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemptions provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;
•	whether we will be restricted from incurring any additional indebtedness, issuing additional securities, or entering into a merger, consolidation or sale of our business;
•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;
•	information describing any book-entry features;
•	provisions for a sinking fund purchase or other analogous fund, if any;
•	any provisions for payment of additional amounts for taxes and any provision for redemption, if we must pay such additional amount with respect to any debt security;
•	whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;
•	the terms on which a series of debt securities may be convertible into or exchangeable for our common stock, any other of our securities or securities of a third party, and whether conversion or exchange is mandatory, at the option of the holder or at our option;

•	events of default;
•	whether we and/or the debenture trustee may change an indenture without the consent of any holders;
•	the form of debt security and how it may be exchanged and transferred;

•	descriptions of the debenture trustee and paying agent, and the method of payments; and
•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms which may be required by us or advisable under applicable laws or regulations.

Specific indentures will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus, or as an exhibit to a current report on Form 8-K, incorporated by reference in this prospectus.

Warrants

        The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus, or as an exhibit to a current report on Form 8-K, incorporated by reference in this prospectus.

        General. We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;
•	the currency for which the warrants may be purchased;
•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;
•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon exercise;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which, and currency in which, this principal amount of debt securities may be purchased upon exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;
•	the terms of any rights to redeem or call the warrants;
•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;
•	the manner in which the warrant agreement and warrants may be modified;
•	federal income tax consequences of holding or exercising the warrants;
•	the terms of the securities issuable upon exercise of the warrants; and
•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

        Exercise of Warrants. Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. New York time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

        Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for the warrants (cashless exercise).

        Enforceability of Rights by Holders of Warrants. Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND OUR CHARTER DOCUMENTS

Certificate of Incorporation

        Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $.01 per share, of which 264,000 shares are currently designated as Series A Convertible Preferred Stock. The board of directors has the authority, without further approval of the stockholders, to issue and determine the rights and preferences of other series of preferred stock, except as limited by the certificate of designation for the Series A. The board could issue one or more series of preferred stock with voting, conversion, dividend, liquidation, or other rights which would adversely affect the voting power and ownership interest of holders of common stock. This authority may have the effect of deterring hostile takeovers, delaying or preventing a change in control, and discouraging bids for our common stock at a premium over the market price.

Section 203 of the Delaware General Corporation Law

        We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Indemnification and Limitation of Liability

Our certificate of incorporation and bylaws require us to indemnify our directors, officers, employees and agents against the costs (including fines, judgments and attorney fees) from involvement in legal proceedings arising from their position or service, provided that the person seeking indemnification acted:

•	in good faith;
•	in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation; and,
•	with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The certificate of incorporation and bylaws allow us to buy indemnification insurance for this purpose.

Our certificate of incorporation provides that, to the fullest extent permissible under Delaware law, no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director. However, this provision does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief that will remain available under Delaware law. In addition, each director will continue to be subject to liability for (a) breach of the director’s duty of loyalty to us or our stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) violating Section 174 of the Delaware General Corporation Law, or (d) any transaction from which the director derived an improper personal benefit. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

PLAN OF DISTRIBUTION

        We may sell securities under this prospectus in public offerings:

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended (the “Securities Act”), to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through one or more underwriters or dealers;
•	through other agents; or
•	directly to investors.

        We may price the securities we sell under this prospectus:

•	at a fixed public offering price or prices, which we may change from time to time;
•	at market prices prevailing at the times of sale;

•	at prices calculated by a formula based on prevailing market prices;
•	at negotiated prices; or
•	in a combination of any of the above pricing methods.

        If we use underwriters for an offering, they will acquire securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. The public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. Only underwriters named in a prospectus supplement are underwriters of the securities offered by that prospectus supplement.

        We may also sell securities directly or through agents. We will name any agent involved in an offering and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agents will act on a best-efforts basis.

        We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions of these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

        We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Underwriters or agents may engage in transactions with us, or perform services for us, in the ordinary course of business. We may also use underwriters or agents with whom we have a material relationship. We will describe the nature of any such relationship in the prospectus supplement.

        An underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriter to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. These activities may cause the price of our securities to be higher than it would otherwise be on the open market. The underwriter may discontinue any of these activities at any time.

        All securities we offer, other than common stock, will be new issues of securities, with no established trading market. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

LEGAL MATTERS

        Unless otherwise specified in the applicable prospectus supplement, the validity of the securities covered by this prospectus will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York. As of the date of this prospectus, certain members of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. hold (i) currently exercisable options under our 1996 stock option plan to purchase an aggregate of 15,000 shares of common stock at prices ranging from $4.00 to $6.00 per share, expiring from January 21, 2008 to February 6, 2011, and (ii) shares of our common stock, which in the aggregate equal less than one percent (1%) of the total issued and outstanding shares of our common stock.

EXPERTS

        The consolidated financial statements of Palatin Technologies, Inc. and subsidiary as of June 30, 2007 and 2006, and for each of the years in the three-year period ended June 30, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2007, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the June 30, 2007 consolidated financial statements refers to the adoption of SFAS No. 123(R), “Share-Based Payment,” effective July 1, 2005 using the modified prospective method.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations contained in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide information other than that provided in this prospectus and any accompanying prospectus supplement. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

$50,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

Palatin Technologies, Inc.

PROSPECTUS

The date of this prospectus is November 27, 2007